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The following is a transcript of Allergan’s Chairman of the Board and Chief Executive Officer David E.I. Pyott appearing on CNBC on July 9, 2014 at approximately 6:40 p.m. Eastern Time.

Jim Cramer

What the heck are we supposed to do with Allergan? Here’s an incredible drug company. They make popular aesthetic products like Botox as well as real medicine including a big eye care business and terrific migraine treatment. And at the end of April, Allergan caught a hostile takeover bid from Valeant aided by a big time hedge fund manager Bill Ackman. Valeant is a classic roll up. They acquire other drug companies, they cut any unnecessary expenses, boost their profits, which in many cases include slashing the R&D budget. Allergan, though, is all about using the R&D budget to fuel powerful long-term growth. That’s why the company keeps rejecting Valeant’s offers, even if they’ve upped their takeover bid twice for the most recent cash and stock bid valuing Allergan at about $172 a share. This is a tough situation. Valeant is offering Allergan shareholders a quick and easy win but Allergan’s management believes they can get their stock to go even higher, based on the power of the company’s long-term earnings growth. I could also easily imagine Allergan saying yes to a takeover from a different acquirer with a business model that’s more sustainable than Valeant’s, at a higher price. Can Allergan remain independent? Should it? What should you do with the stock? Let’s check in with David Pyott, the terrific chairman and CEO of Allergan, hear more about this situation and why he thinks getting bought by Valeant is the wrong way to go. Mr. Pyott, welcome back to Mad Money and thank you for making your first public comments on our show. Have a seat.

David Pyott

Thanks a lot, Jim.

Jim Cramer

I understand, first of all, you are about to announce a major restructuring that could boost shareholder value even on its own. True?

David Pyott

Absolutely. We need to take a deep look. The feedback from our shareholder base is “you’ve raised your numbers, that’s great”. If I look at shareholder sentiment and especially sell side analysis prior to this bid, they had a target price of $131 in our stock. Today it’s $179, importantly on a standalone basis before a controlled premium, so the current offer doesn’t value that, still grossly undervalued, but we heard from our investors “you need to do some more” and now we’re going take a deep look and see where we can do some trimming ourselves and raise the value we offer to our stockholders even further.

Jim Cramer

How about buying another company? Use all that cash that you’ve got and really do some great growth.

David Pyott

As you well know, we have a very strong balance sheet, in fact, Valeant wishes to use our own balance sheet to buy us after they completed the acquisition of Bausch & Lomb last August. In fact, they were obliged to issue a secondary offering of equity because they’d run out of credit. Within the plan that we presented to our stockholders a month ago, in fact, we generate $14 billion of additional free cash flow in the coming five years and very clearly when I’ve sat down with our stockholders today they’ve said “ideally, the best thing we would like from you on our wish list is go out and do a strategic acquisition that makes sense and creates even more value”.

Jim Cramer

The reason I ask that is because I see a lot of drug companies taking advantage of inversions and being able to completely take their tax base. Would that be something that would be of interest to you?

David Pyott

What I’ve said and I’ve said this now for probably the best part of a full year, so my story has not changed at all. What I would say is our prism of looking at suitable partners, suitable acquisition assets is companies that are specialized, in some way have differentiated technology, great connectivity with their physician and customer base, and growth profile because clearly, we’re a company that is an outlook of double digit revenue growth every year for the next five years. To go and buy a company say that was growing at 1% would make no sense and then finally I would say obviously, the value creation has to be there and if it was aided by tax, absolutely, but if it wasn’t, that would be okay as well. So we’re keeping our options very widely open.

Jim Cramer

Let’s talk about this suitor. It’s unusual but when I read through all your different presentations, some of it is directly involved with the fact that this company would basically wreck the Allergan that we know. Why should shareholders care? Isn’t it a take the money and run situation?

David Pyott

Well obviously, we really question the sustainability of the Valeant business model in its entirety. We’ve observed what happened to Medicis when it was acquired at the end of 2012. We’re beginning to see the same patterns of declining revenue growth for Bausch & Lomb completed last year and the cuts at Allergan would be even higher. For Medicis, it was 35% of costs taken out. Bausch & Lomb, 55% and for us they are proposing 70%, cutting R&D 90%. We personally take the view that is value destruction, not creation, and of course, the reason we point to that is a very major part of the consideration that Valeant has put on the table is in equity, some 60% to the total, and therefore we as the Board of Directors need to be very concerned about what is the value of Valeant’s stock because we are fiduciaries of Allergan’s stockholders’ money.

Jim Cramer

Bill Ackman, who is directly involved as Pershing, is saying that you have got and I’m quoting, a “disabling conflict of interest which arises from the fact that you will lose his leadership role at the company and likely his job as a result of the transaction”, that that’s why you’re attacking value and making this big push to reject this.

David Pyott

First and foremost, the only thing I care about and I’m obliged to address, is the creation of value for stockholders. My position is actually quite irrelevant. I’ve been doing this now for 16 years. When I started, Allergan was worth $2 billion. Before Pershing Square appeared, Allergan was $42 billion so I’ve got enough money to put a meal on the table and, in fact, unlike so many other CEOs I’m not interested in what happens to me short term. I only care about value creation for Allergan’s stockholders.

Jim Cramer

Let’s talk about the value creation. You really believe and you’re willing to say that if Valeant walked away right now, your stock would not plummet because of the announcements you’re about to make and because of the pipeline?

David Pyott

You’re correct, Jim. What we’ve done right from the beginning is keep raising the floor, if you like, the value of Allergan as a standalone entity and now clearly the market is waiting to see what we will put on the table at the time that we announce our quarter 2 earnings, which will be in the next four weeks, and then of course the market will, hopefully, applaud but we’ll see how they react to the numbers that we propose.

Jim Cramer

Would customers stick with a Valeant-Allergan?

David Pyott

I think there’s deep concern in the physician community. I hear it daily. In fact, for your viewers, if they’re interested, look on allergan.com, there are over 500 physician letters, not solicited by us. They’re absolutely impromptu expressing their feelings of anywhere between concern, dismay, anger, what does this mean for innovation, patient care and physician training in the future. And on top of that, no less than some 30 medical societies have expressed similar views. This is on a worldwide basis.

Jim Cramer

You have been straight with us. You came on when the stock was at $80 and you said it was ridiculously undervalued. You have tremendous credibility with our viewers and you have tremendous credibility with your statements right now. Thank you so much to David Pyott. He’s the chairman and CEO of Allergan.